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                                                                    EXHIBIT 23.4

                                    CONSENT
                                       OF
                      THE ROBINSON-HUMPHREY COMPANY, INC.

     We hereby consent to (i) the inclusion of our opinion letter to the Board of Directors of Dundee Mills, Incorporated ("Dundee") as Exhibit B to the Proxy Statement/Prospectus of Dundee relating to the proposed merger transaction involving Dundee, Springs Industries, Inc. and Dundee Acquisition Corp., and
(ii) references made to our firm and such opinion in (A) such Proxy Statement/Prospectus under the captions "SUMMARY -- Opinion of Dundee's Financial Advisor" and "THE MERGER -- Opinion of Dundee's Financial Advisor" and
(B) the Letter to Shareholders of Dundee accompanying such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          By:       /s/  Charles H. Ogburn
                                            ------------------------------------
                                            The Robinson-Humphrey Company, Inc.

Atlanta, Georgia

April 12, 1995